Exhibit 15

Acknowledgement of Independent Registered Public Accounting Firm

The Board of Directors and Audit Committee

First Midwest Bancorp, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-8 as filed on May 21, 2008) of First Midwest Bancorp, Inc. pertaining to the Amended and Restated Non-Employee Directors Stock Plan of our report dated May 6, 2008 relating to the unaudited consolidated interim financial statements of First Midwest Bancorp, Inc. that are included in its Form 10-Q for the quarter ended March 31, 2008.

/s/ Ernst & Young LLP

Chicago, Illinois

May 21, 2008